Exhibit 99.1

NEWS RELEASE

Dawson Geophysical Company

508 W. Wall, Suite 800

Midland, TX 79701

Company contacts:

Stephen C. Jumper, CEO and President

Christina W. Hagan, Chief Financial Officer

(800) 332-9766

www.dawson3d.com

DAWSON GEOPHYSICAL REPORTS

FISCAL SECOND QUARTER 2014 RESULTS

MIDLAND, Texas, May 7, 2014/PR Newswire/Dawson Geophysical Company (NASDAQ: DWSN) today reported revenues of $76,766,000 for the quarter ended March 31, 2014, the Company’s second quarter of fiscal 2014, as compared to $83,350,000 for the same quarter of fiscal 2013. The Company reported net income of $1,652,000 for the second quarter of fiscal 2014, or $0.20 per share attributable to common stock, as compared to net income of $6,279,000, or $0.78 per share attributable to common stock, in the same quarter of fiscal 2013. EBITDA for the second quarter of fiscal 2014 was $12,656,000 compared to $20,314,000 for the same quarter of fiscal 2013.

Consistent with the Company’s previously announced quarterly dividend policy, on May 5, 2014 the Company’s Board of Directors approved the payment on May 30, 2014 of an $0.08 per share quarterly cash dividend to Company shareholders of record at the close of business on May 16, 2014 (the “record date”). The quarterly dividend represents an aggregate distribution of approximately $645,000 based on the outstanding number of shares of Common Stock as of the declaration date, or approximately $2,580,000 on an annualized basis.

Revenues for the second quarter of fiscal 2014 decreased compared to the second fiscal quarter of 2013 primarily as a result of a reduction in the average number of active crews in the United States from fourteen large channel count crews and one small channel count crew to twelve crews and intermittent weather related crew interruptions in a few areas of operation. Revenue comparisons between the second fiscal quarter of 2014 and the year-ago period are especially difficult as the revenues earned from early completions during the second fiscal quarter of 2013 on several projects were atypically higher than normal as were utilization and crew production rates. Despite the reduction of average crew count from the second fiscal quarter of 2013 to the second fiscal quarter of 2014, market conditions were sufficient to maintain twelve data acquisition crews during the second half of the first quarter of fiscal 2014 through the second fiscal quarter of 2014.

On a sequential basis, revenues for the second quarter of fiscal 2014 increased 13% to $76,766,000 from $68,181,000 for the first quarter of fiscal 2014 primarily as the result of increased crew utilization during the second quarter. For the second fiscal quarter of 2014, net income increased to $1,652,000 compared to a net loss of $2,897,000 in the first quarter of fiscal 2014 and EBITDA increased 160% to $12,656,000 compared to $4,860,000 in the first quarter of fiscal 2014.

Operating expenses for the quarter ended March 31, 2014 were essentially flat compared to the same quarter of 2013 but higher than previously anticipated for the quarter. The increase in operating expenses, relative to expectations, was primarily the result of significant increases in costs on a project in Canada. The Canadian project anticipated to be completed in early December 2013 extended into early February 2014 due to excessive snowfall in the area of operation and unanticipated operational difficulties. Routine startup costs on several projects in the United States further contributed to the overall increase in operating expenses. Depreciation expense for the second fiscal quarter of 2014 increased $599,000 as compared to the second quarter of fiscal 2013 primarily as a result of capital expenditures made in the first fiscal quarter of 2014.

Stephen Jumper, President, Chief Executive Officer and Chairman of the Company, said, “We are pleased to be profitable again after two consecutive difficult quarters. The second quarter of fiscal 2013, as mentioned above, was unique in that utilization was very high with several projects completed early resulting in additional revenues which makes the comparison to the second quarter of fiscal 2014 difficult. As previously discussed, our Canadian crew experienced extreme weather conditions and unusual operational difficulties on their first winter project which lingered into the recent quarter. I am pleased to report that our Canadian crew completed its second project this winter season ahead of schedule and without difficulties. However, this success was not enough to overcome the difficulties experienced during the first project. Despite severe weather conditions across several areas of the United States during the second fiscal quarter, our U.S. crews worked diligently to complete several projects by the end of the quarter which added to our financial success and client satisfaction. We completed a large multi-component project in the Bakken region and that particular crew has moved onto a second project. We anticipate keeping our large multi-component crew in operation into early fiscal 2015.”

Bid activity for the Company’s services remains steady. The Company’s order book continues at a level consistent with commitments carried over the past twelve months. While the Company’s clients may cancel, delay or alter the scope of their agreements on short notice and the Company’s operations may be impacted by weather conditions or land access delays, the Company anticipates a demand level sufficient to maintain the operation of an average of twelve crews from the middle of the third quarter of 2014 into fiscal 2015. However, project readiness and delays continue to be intermittent issues and, as a result, the Company’s utilization is expected to be negatively impacted on five crews for the first half of the third fiscal quarter of 2014. The Company anticipates returning to full utilization of twelve crews during the second half of the third fiscal quarter in the United States. The Canadian crew completed operation for the winter season and is not expected to resume operation until the 2014/2015 winter season.

The Company intends to maintain its previously disclosed $35,000,000 capital budget for fiscal 2014 with the unspent balance and any additions to the capital budget dedicated primarily to maintenance capital requirements, including replacement of light vehicles and batteries for recording equipment. The balance sheet strength remains strong with approximately $69,847,000 of working capital and approximately $17,559,000 of debt as of March 31, 2014, of which approximately $9,894,000 will be re-paid over the next twelve months.

Jumper concluded, “While we are pleased with our return to profitability, the declaration of our second quarterly dividend payment and our ability to maintain our strong balance sheet, we are disappointed to have another short term utilization issue. We believe the issue will clear itself during the quarter. We continue to explore ways to right size our operation to fit current demand and project readiness timing while maintaining a high resolution product that continually meets client needs. Based on recent bid activity, we believe market conditions in the United States indicate signs of improvement for the second half of calendar 2014. The second half of calendar 2013 and the first half of calendar 2014 have been more difficult than anticipated. From technology, equipment, services, operational and personnel perspectives along with our presence in most producing basins, we are poised to once again catch the upswing in activity anticipated in the second half of calendar 2014.”

Conference Call Information

Dawson will host a conference call to review its second quarter 2014 financial results on May 7, 2014, at 9 a.m. CDT. Participants can access the call at (877) 418-5260 (US), 1-866-605-3852 (Canada) or (412) 717-9589 (International) with the passcode 10045345. To access the live audio webcast or the subsequent archived recording, visit the Dawson website at www.dawson3d.com. Callers can access the telephone replay through 8:00 a.m. CDT on Monday, May 12, 2014 by dialing (877) 344-7529 (US/Canada) or (412) 317-0088 (International), again using the passcode 10045345. The webcast will be recorded and available for replay on Dawson’s website until June 6, 2014.

About Dawson

Dawson Geophysical Company is a leading provider of onshore seismic data acquisition services in the lower 48 states of the United States and Canada. Founded in 1952, Dawson acquires and processes 2-D, 3-D and multi-component seismic data solely for its clients, ranging from major oil and gas companies to independent oil and gas operators as well as providers of multi-client data libraries.

Forward-Looking Statements

In accordance with the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995, Dawson Geophysical Company cautions that statements in this press release which are forward-looking and which provide other than historical information involve risks and uncertainties that may materially affect the Company’s actual results of operations. These risks include but are not limited to the volatility of oil and natural gas prices, dependence upon energy industry spending, disruptions in the global economy, industry competition, delays, reductions or cancellations of service contracts, high fixed costs of operations, external factors affecting our crews such as weather interruptions and inability to obtain land access rights of way, whether we enter into turnkey or term contracts, crew productivity, limited number of customers, credit risk related to our customers, the availability of capital resources and operational disruptions. A discussion of these and other factors, including risks and uncertainties, is set forth in the Company’s Form 10-K for the fiscal year-ended September 30, 2013. Dawson Geophysical Company disclaims any intention or obligation to revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Non-GAAP Financial Measures

This press release contains information about the Company’s EBITDA, a non-GAAP financial measure as defined by Regulation G promulgated by the U.S. Securities and Exchange Commission. The Company defines EBITDA as net income (loss) plus interest expense, interest income, income taxes, depreciation and amortization expense. The Company uses EBITDA as a supplemental financial measure to assess:

•	the financial performance of its assets without regard to financing methods, capital structures, taxes or historical cost basis;

•	its liquidity and operating performance over time in relation to other companies that own similar assets and that the Company believes calculate EBITDA in a similar manner; and

•	the ability of the Company’s assets to generate cash sufficient for the Company to pay potential interest costs.

The Company also understands that such data are used by investors to assess the Company’s performance. However, the term EBITDA is not defined under generally accepted accounting principles, and EBITDA is not a measure of operating income, operating performance or liquidity presented in accordance with generally accepted accounting principles. When assessing the Company’s operating performance or liquidity, investors and others should not consider this data in isolation or as a substitute for net income (loss), cash flow from operating activities or other cash flow data calculated in accordance with generally accepted accounting principles. In addition, the Company’s EBITDA may not be comparable to EBITDA or similar titled measures utilized by other companies since such other companies may not calculate EBITDA in the same manner as the Company. Further, the results presented by EBITDA cannot be achieved without incurring the costs that the measure excludes: interest, taxes, depreciation and amortization. A reconciliation of the Company’s EBITDA to its net income (loss) is presented in the table following the text of this press release.

DAWSON GEOPHYSICAL COMPANY

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)

	Three Months Ended March 31,		Six Months Ended March 31,
	2014	2013	2014	2013
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Operating revenues	$76,766,000	$83,350,000	$144,947,000	$159,979,000
Operating costs:
Operating expenses	60,091,000	59,666,000	119,199,000	118,401,000
General and administrative	3,676,000	3,508,000	7,840,000	7,104,000
Depreciation	10,177,000	9,578,000	20,053,000	18,682,000

	73,944,000	72,752,000	147,092,000	144,187,000
Income (loss) from operations	2,822,000	10,598,000	(2,145,000)	15,792,000
Other income (expense):
Interest income	21,000	19,000	38,000	35,000
Interest expense	(161,000)	(174,000)	(296,000)	(365,000)
Other (expense) income	(343,000)	138,000	(392,000)	178,000

Income (loss) before income tax	2,339,000	10,581,000	(2,795,000)	15,640,000
Income tax (expense) benefit	(687,000)	(4,302,000)	1,550,000	(6,433,000)
Net income (loss)	$1,652,000	$6,279,000	$(1,245,000)	$9,207,000

Other comprehensive loss:
Net unrealized loss on foreign exchange rate translation, net of tax	$(107,000)	$—	$(107,000)	$—

Comprehensive income (loss)	$1,545,000	$6,279,000	$(1,352,000)	$9,207,000

Basic income (loss) per share attributable to common stock	$0.20	$0.78	$(0.16)	$1.15

Diluted income (loss) per share attributable to common stock	$0.20	$0.78	$(0.16)	$1.14

Cash dividend declared per share of common stock	$0.08	$—	$0.08	$—

Weighted average equivalent common shares outstanding	7,959,863	7,861,204	7,958,020	7,855,284

Weighted average equivalent common shares outstanding -assuming dilution	7,997,721	7,901,636	7,958,020	7,888,906

DAWSON GEOPHYSICAL COMPANY

CONSOLIDATED BALANCE SHEETS

	March 31,	September 30,
	2014	2013
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$26,326,000	$52,405,000
Short-term investments	24,500,000	23,500,000
Accounts receivable, net of allowance for doubtful accounts of $250,000 at March 31, 2014 and September 30, 2013	49,995,000	37,488,000
Prepaid expenses and other assets	4,330,000	737,000
Current deferred tax asset	2,786,000	1,664,000

Total current assets	107,937,000	115,794,000
Property, plant and equipment	351,860,000	325,464,000
Less accumulated depreciation	(166,759,000)	(152,231,000)

Net property, plant and equipment	185,101,000	173,233,000

Total assets	$293,038,000	$289,027,000

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$14,583,000	$15,880,000
Accrued liabilities:
Payroll costs and other taxes	2,286,000	1,850,000
Other	4,241,000	6,154,000
Deferred revenue	7,086,000	3,438,000
Current maturities of notes payable and obligations under capital leases	9,894,000	9,258,000

Total current liabilities	38,090,000	36,580,000
Long-term liabilities:
Notes payable and obligations under capital leases less current maturities	7,665,000	3,697,000
Deferred tax liability	35,504,000	35,690,000

Total long-term liabilities	43,169,000	39,387,000
Commitments and contingencies
Stockholders’ equity:
Preferred stock-par value $1.00 per share; 5,000,000 shares authorized, none outstanding	—	—
Common stock-par value $.33 1/3 per share; 50,000,000 shares authorized, 8,063,906 and 8,056,943 shares issued and outstanding at March 31, 2014 and September 30, 2013, respectively	2,688,000	2,686,000
Additional paid-in capital	95,560,000	94,846,000
Retained earnings	113,638,000	115,528,000
Other comprehensive loss, net of tax	(107,000)	—

Total stockholders’ equity	211,779,000	213,060,000

Total liabilities and stockholders’ equity	$293,038,000	$289,027,000

Reconciliation of EBITDA to Net Income (Loss)

	Three Months Ended		Six Months Ended
	March 31,		March 31,
	2014	2013	2014	2013
	(in thousands)		(in thousands)
Net income (loss)	$1,652	$6,279	$(1,245)	$9,207
Depreciation	10,177	9,578	20,053	18,682
Interest expense (income), net	140	155	258	330
Income tax expense (benefit)	687	4,302	(1,550)	6,433

EBITDA	$12,656	$20,314	$17,516	$34,652

Reconciliation of EBITDA to Net Cash Provided by Operating Activities

	Three Months Ended		Six Months Ended
	March 31,		March 31,
	2014	2013	2014	2013
	(in thousands)		(in thousands)
Net cash provided by operating activities	$23,180	$3,399	$1,471	$12,413
Changes in working capital and other items	(10,226)	17,332	16,747	23,296
Noncash adjustments to income	(298)	(417)	(702)	(1,057)

EBITDA	$12,656	$20,314	$17,516	$34,652